EXHIBIT (D)(3)

    INTERIM INVESTMENT ADVISORY AGREEMENT FOR SELECT VALUE PORTFOLOPRINCIPAL
    ------------------------------------------------------------------------

                         PRESERVATION PORTFOLIOS, INC.

                     INTERIM INVESTMENT ADVISORY AGREEMENT

     THIS INTERIM AGREEMENT made as of the 29th day of September, 2000, by and between PRINCIPAL PRESERVATION PORTFOLIOS, INC., a Maryland corporation ("PPP"), on behalf of its Select Value Portfolio (the "Fund"), and NORTHPOINTE CAPITAL, LLC (the "Advisor").

                              W I T N E S S E T H:

     A. The Investment Advisory Agreement (the "Previous Contract") between PPP and B.C. Ziegler and Company ("Ziegler") with regard to the Fund has been terminated by the Board of Directors of PPP on September 27, 2000;

     B. On September 27, 2000, the Board of Directors of PPP, including a majority of the directors who are not interested persons (as defined in the Investment Company Act of 1940 (the "Act")) of PPP or the Fund, have duly approved this Interim Agreement; and

     C. This Interim Agreement is entered into in compliance with Rule 15a-4 under the Act.

     NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is hereby agreed by and between the parties hereto as follows:

     1.   IN GENERAL

          PPP hereby appoints the Advisor to act as investment advisor for the Fund, subject to the terms and conditions set forth in this Interim Agreement. The Advisor agrees to provide professional investment management with respect to the investment of the assets of the Fund and to supervise and arrange the purchase and sale of securities held in the portfolio of the Fund and to generally administer the affairs of the Fund.

     2. DUTIES AND OBLIGATIONS OF THE ADVISOR WITH RESPECT TO MANAGEMENT OF THE FUND

          (a) Subject to the succeeding provisions of this section and subject to the direction and control of the Board of Directors of PPP, the Advisor shall:

               (i) Decide what securities shall be purchased or sold by the Fund and when; and

               (ii) Arrange for the purchase and the sale of securities held  in the portfolio of the Fund by placing purchase and sale orders for the Fund.

          (b) Any purchases or sales of portfolio securities on behalf of the Fund shall at all times conform to, and be in accordance with, any requirements imposed by: (1) the provisions of the Act and of any rules or regulations in force thereunder; (2) any other applicable provisions of law; (3) the provisions of the Articles of Incorporation and By-Laws of PPP as amended from time to time;
               (4) any policies and determinations of the Board of Directors of PPP; and (5) the fundamental policies of PPP, as reflected in its prospectus and statement of additional information (the "Registration Statement") under the Act, or as amended by the shareholders of the Fund.

          (c) The Advisor shall also administer the affairs of the Fund and, in connection therewith, shall be responsible for (i) maintaining the Fund's books and records, (other than financial or accounting books and records maintained by any accounting services agent and such records maintained by the Fund's custodian or transfer agent); (iii) preparing for the Fund (or assisting counsel and/or auditors in the preparation of) all required tax returns, proxy statements and reports to the Fund's shareholders and directors and reports to and other filings with the Securities and Exchange Commission ("SEC") and other governmental agency (the Fund agreeing to supply or cause to be supplied to the Advisor all necessary financial and other information in connection with the foregoing); (iv) preparing such applications and reports as may be necessary to register or maintain the Fund's registration and/or the registration of the shares of the Fund under the securities or "blue sky" laws of the various states selected by the Fund's distributor (the Fund agreeing to pay all filing fees or other similar fees in connection therewith); (v) responding to all inquiries or other communications of shareholders, if any, which are directed to the Advisor, or if any such inquiry or communication is more properly to be responded to by the Fund's custodian, transfer agent or accounting services agent, overseeing their response thereto; (vi) overseeing all relationships between the Fund and its custodian(s), transfer agent(s) and accounting services agent(s), including the negotiation of agreements and the supervision of the performance of such agreements; and (vii) authorizing and directing any of the Advisor's directors, officers and employees who may be elected as Directors or officers of PPP to serve in the capacities in which they are elected. All services to be furnished by the Advisor under this Interim Agreement may be furnished through the medium of any such Directors, officers or employees of the Advisor.

          (d) The Advisor shall give the Fund the benefit of its best judgment and effort in rendering services hereunder. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties ("disabling conduct")
               hereunder on the part of the Advisor (and its officers, directors, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Advisor) the Advisor shall not be subject to liability to PPP, the Fund or to any shareholder of the Fund for any act or omission in the course of, or connected with rendering services hereunder, including without limitation, any error of judgment or mistake of law or for any loss suffered by any of them in connection with the matters to which this Interim Agreement related, except to the extent specified in Section 36(b) of the Act concerning loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services. Furthermore, the Advisor shall not be subject to liability to PPP, the Fund or to any shareholder of the Fund for any act or omission in the course of, or connected with, Ziegler or any other advisors or sub-advisors rendering services under the terms of the Previous Contract and any other prior investment advisory agreements ("Prior Agreements"). Except for such disabling conduct, PPP shall indemnify the Advisor (and its officers, directors, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Advisor) from any liability arising from the Advisor's conduct under this Interim Agreement or Ziegler's or any other advisor's or sub-advisor's conduct under the terms of the Prior Agreements to the extent permitted by PPP's Articles of Incorporation, By-Laws and applicable law.

          (e) Nothing in this Interim Agreement shall prevent the Advisor or any affiliated person (as defined in the Act) of the Advisor from acting as investment advisor or manager and/or principal underwriter for any other person, firm or corporation and shall not in any way limit or restrict the advisor or any such affiliated person from buying, selling or trading any securities for its or their own accounts or the accounts of others for whom it or they may be acting, provided, however, that the Advisor expressly represents that it will undertake no activities which, in its judgment, will adversely affect the performance of its obligations to the Fund under this Interim Agreement.

          (f) It is agreed that the Advisor shall have no responsibility or liability for the accuracy or completeness of PPP's Registration Statement under the Act or the Securities Act of 1933 except for information supplied by the Advisor for inclusion therein.

     3.   BROKER-DEALER RELATIONSHIPS

          In connection with its duties set forth in Section 2(a)(ii) of this Interim Agreement to arrange for the purchase and the sale of securities held by the Fund by placing purchase and sale orders for the Fund, the Advisor shall select such broker-dealers ("brokers") as shall, in the Advisor's judgment, implement the policy of PPP to achieve "best execution," i.e., prompt and efficient execution at the most favorable securities price. In making such selection, the Advisor is also authorized to consider whether the broker provides brokerage and/or research services to the Fund and/or other accounts of the Advisor. The commissions paid to such brokers may be higher than another broker would have charged if a good faith determination is made by the Advisor that the commission is reasonable in relation to the services provided, viewed in terms of either that particular transaction or the Advisor's overall responsibilities as to the accounts as to which it exercises investment discretion. The Advisor shall use its judgment in determining that the amount of commissions paid are reasonable in relation to the value of brokerage and research services provided and need not place or attempt to place a specific dollar value on such services or on the portion of commission rates reflecting such services. To demonstrate that such determinations were in good faith, and to show the overall reasonableness of commissions paid, the Advisor shall be prepared to show that commissions paid (i) were for purposes contemplated by this Interim Agreement; (ii) provide lawful and appropriate assistance to the Advisor in the performance of its decision-making responsibilities; and (iii) were within a reasonable range as compared to the rates charged by qualified brokers to other institutional investors as such rates may become known from available information. PPP recognizes that, on any particular transaction, a higher than usual commission may be paid due to the difficulty of the transaction in question. The Advisor is also authorized to consider sales of shares as a factor in the selection of brokers to execute brokerage and principal transactions, subject to the requirements of "best execution," as defined above.

          It is recognized that the services provided by such brokers may be useful to the Advisor in connection with the Advisor's services to other clients. On occasions when the Advisor deems the purchase or sale of a security to be in the best interests of the Fund as well as other clients of the Advisor, the Advisor, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of securities so sold or purchased, as well as the expenses incurred in the transaction, will be made by the Advisor in the manner the Advisor considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

     4.   ALLOCATION OF EXPENSES

          The Advisor agrees that it will furnish the Fund, at the Advisor's expense, with all office space and facilities, and equipment and clerical personnel necessary for carrying out its duties under this Interim Agreement. The Advisor will also pay all compensation of all directors, officers and employees of PPP who are affiliated persons of the Advisor. All costs and expenses not expressly assumed by the Advisor under this Interim Agreement shall be paid by PPP, including, but not limited to (i) interest and taxes; (ii) brokerage commissions; (iii) insurance premiums; (iv) compensation and expenses of its directors other than those affiliated with the Advisor; (v) legal and audit expenses; (vi) fees and expenses of the Fund's custodian, shareholder servicing or transfer agent and accounting services agent; (vii) expenses incident to the issuance of its shares, including stock certificates and issuance of shares on the payment of, or reinvestment of, dividends; (viii) fees and expenses incident to the registration under Federal or state securities laws of the Fund or its shares; (ix) expenses of preparing, printing and mailing reports and notices proxy material and prospectuses to shareholders of the Fund;
(x) all other expenses incidental to holding meetings of the Fund's shareholders; (xi) dues or assessments of or contributions to the Investment Company Institute or any successor or other industry association; (xii) such non-recurring expenses as may arise, including litigation affecting PPP and the legal obligations which PPP may have to indemnify its officers and Directors with respect thereto; and (xiii) all expenses which PPP or the Fund agrees to bear in any distribution agreement or in any plan adopted by PPP and/or the Fund pursuant to Rule 12b-1 under the Act.

     5.   COMPENSATION OF THE ADVISOR

          (a) PPP agrees to pay the Advisor and the Advisor agrees to accept as full compensation for all services rendered by the Advisor as such, an annual management fee, payable monthly and computed on the value of the average daily net asset value of the Fund as shown on Exhibit A attached hereto. The method of determining net assets of the Fund for purposes hereof shall be the same as the method of determining net assets for purposes of establishing the offering and redemption price of the Fund's shares. If this Interim Agreement shall be effective for only a portion of a month, the fee shall be prorated for the portion of such month during which this Interim Agreement is in effect.

          (b) The compensation earned hereunder by the Advisor shall be held in an interest-bearing escrow account with Firstar Trust Company, 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202.

               (1) If a majority (as defined in the Act) of the Fund's outstanding voting securities approve a definitive investment advisory contract with the Advisor within 150 days following the date on which the Previous Contract terminated, the amount in the escrow account (including interest earned) will be paid to the Advisor.

               (2) If a majority (as defined in the Act) of the Fund's outstanding voting securities do not approve a definitive investment advisory contract with the Advisor within 150 days following the date on which the Previous Contract terminated, the Advisor will be paid, out of the escrow account, the lesser of:

                    (A) Any costs incurred in performing this contract, plus interest earned on that amount while in escrow; or

                    (B) The total amount in the escrow account, plus interest earned.

          (c) In the event the expenses of the Fund (including the fees of the Advisor and amortization of organization expenses but excluding interest, taxes, brokerage commissions, extraordinary expenses and sales charges and distribution fees) for any fiscal year exceed the limits set by applicable regulations of state securities commissions, the Advisor will reduce its fee by the amount of such excess. Any such reductions are subject to readjustment during the year. The payment of the management fee at the end of any month will be reduced or postponed or, if necessary, a refund will be made to the Fund so that at any time will there be any accrued but unpaid liability under this expense limitation.

     6.   DURATION AND TERMINATION

          (a) This Interim Agreement shall go into effect on the date set forth on Exhibit A attached hereto and shall, unless terminated as hereinafter provided, continue until a majority (as defined in the Act) of the Fund's outstanding voting securities approve a definitive investment advisory contract with the Advisor, but in any case no longer than 150 days from the date on which the Previous Contract terminated.

          (b) This Interim Agreement may be terminated by the Advisor at any time without penalty upon giving PPP sixty (60) days' written notice (which notice may be waived by PPP) and may be terminated by the Board of Directors of PPP or a majority (as defined in the
               Act) of the Fund's outstanding voting securities at any time, without the payment of any penalty, on not more than ten (10) days' written notice to the Advisor (which notice may be waived by the Advisor). This Interim Agreement shall automatically terminate in the event of its assignment (as defined in the Act).

     7.   SERVICES NOT EXCLUSIVE

          The services furnished by the Advisor hereunder are not to be deemed exclusive, and the Advisor shall be free to furnish similar services to others so long as its services under this Interim Agreement are not impaired thereby. It is understood that the action taken by the Advisor under this Interim Agreement may differ from the advice given or the timing or nature of action taken with respect to other clients of the Advisor, and that a transaction in a specific security may not be accomplished for all clients of the Advisor at the same time or at the same price.

     8.   AMENDMENT

          This Interim Agreement may be amended by mutual consent of the parties, provided that the terms of each such amendment shall be approved by the Board of Directors of PPP or by a vote of a majority of the outstanding voting securities of the Fund (as required by the Act).

     9.   CONFIDENTIALITY

          Subject to the duties of the Advisor and PPP to comply with applicable law, including any demand of any regulatory or taxing authority having jurisdiction, the parties hereto shall treat as confidential all information pertaining to the Fund and PPP and the actions of the Advisor and the Fund in respect thereof.

     10.  NOTICES

          Any notice that is required to be given by the parties to each other under the terms of this Interim Agreement shall be in writing, delivered, or mailed postpaid to the other party, or transmitted by facsimile with acknowledgment of receipt, to the parties at the following addresses or facsimile numbers, which may from time to time be changed by the parties by notice to the other party:

          (a)  If to the Advisor:

               NorthPointe Capital, LLC
               201 West Big Beaver Road
               Suite 1000, 10th Floor
               Troy, MI  48084
               Attention:     Michael Hayden
               Facsimile:     248-457-1201

          With a copy to:

               Villanova Capital
               1200 River Road
               Conshohocken, PA  19428
               Attention:     Legal Department
               Facsimile:     484-530-1323

          (b)  If to PPP or the Fund:

               Principal Preservation Portfolios, Inc.
               215 North Main Street
               West Bend, WI  53095
               Attention:     Robert J. Tuszynski
               Facsimile:     262-334-0388

          With a copy to:

               Quarles & Brady LLP
               411 East Wisconsin Avenue
               Milwaukee, WI  53202
               Attention:     Conrad G. Goodkind
               Facsimile:     414-271-3552

     11.  JURISDICTION

          This Interim Agreement shall be governed by and construed to be in accordance with substantive laws of the State of Wisconsin without reference to choice of law principles thereof and in accordance with the Act. In the case of any conflict, the Act shall control.

     12.  COUNTERPARTS

          This Interim Agreement may be executed in one or more counterparts, each of which shall be deemed an original, all of which shall together constitute one and the same instrument.

     13.  CERTAIN DEFINITIONS

          For the purposes of this Interim Agreement, "interested person," "affiliated person," "assignment" shall have their respective meanings as set forth in the Act, subject, however, to such exemptions as may be granted by the SEC.

     14.  CAPTIONS

          The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

     15.  SEVERABILITY

          If any provision of this Interim Agreement shall be held or made invalid by a court decision or applicable law, the remainder of the Agreement shall not be affected adversely and shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by duly authorized persons and their seals to be hereunto affixed, all as of the day and year first above written.

                              PRINCIPAL PRESERVATION PORTFOLIOS, INC.

                              By:  -------------------------------------------

                              Title: -----------------------------------------


                              NORTHPOINTE CAPITAL, LLC


                              By: --------------------------------------------

                              Title: -----------------------------------------

                                                                       EXHIBIT A
                                                                       ---------

                    PRINCIPAL PRESERVATION PORTFOLIOS, INC.
                     INTERIM INVESTMENT ADVISORY AGREEMENT
                                  ON BEHALF OF
                             SELECT VALUE PORTFOLIO

                                  COMPENSATION

     a.   Effective Date: September 29, 2000 (as of the opening of trading)

     b. Management Fee: The management fee for this Portfolio, calculated in accordance with paragraph 5, shall be at an annual rate of 0.75 of 1% of the first $250 million of the average daily net assets of the Portfolio, and 0.65 of 1% on average daily net assets in excess of $250 million.

     c. Fee Waivers: The Advisor agrees to waive fees as necessary so that the annual operating expense ratios for this Portfolio for its fiscal year ending October 31, 2000 do not exceed 1.40% for the Class A Shares and 2.15% for each of the Class B and Class C Shares.